Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Third Quarter and First Nine Months of 2009

Oklahoma City, Oklahoma, November 5, 2009 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and nine months ended September 30, 2009.

Financial Highlights

Third Quarter

•

Adjusted net income available to common stockholders (which excludes non-cash asset impairments, unrealized gains or losses on derivative contracts and gains or losses on the sale of assets) of $28.0 million, or $0.16 per share, in third quarter 2009 compared to adjusted net income available to common stockholders of $27.1 million, or $0.17 per share, in third quarter 2008

•	Adjusted EBITDA of $130.9 million compared to $178.2 million in third quarter 2008
•	Operating cash flow of $85.6 million compared to $137.2 million in third quarter 2008
•

Net loss applicable to common stockholders of $104.1 million, or $0.58 per share fully diluted, compared to net income available to common stockholders of $230.3 million, or $1.40 per share fully diluted, in third quarter 2008

•	No borrowings outstanding under credit facility at September 30, 2009

First Nine Months

•

Adjusted net income available to common stockholders (which excludes non-cash asset impairments, unrealized gains or losses on derivative contracts and gains or losses on the sale of assets) of $112.8 million, or $0.66 per share, in the first nine months of 2009 compared to adjusted net income available to common stockholders of $82.1 million, or $0.54 per share, in the first nine months of 2008

•	Adjusted EBITDA of $433.8 million compared to $521.1 million in the first nine months of 2008
•	Operating cash flow of $304.8 million compared to $425.6 million in the first nine months of 2008
•

Net loss applicable to common stockholders of $1.35 billion, or $7.85 per share fully diluted, compared to net income available to common stockholders of $137.1 million, or $0.89 per share fully diluted, in the first nine months of 2008

Operational Update and Guidance

•	Production growth of approximately 9% in the first nine months of 2009 compared to the first nine months of 2008
•	2009 net production guidance revised to reflect approximately 4% growth from 2008
•	Initial 2010 net production guidance of 120 Bcfe, an increase of approximately 15% over expected 2009 production, with estimated capital expenditures of $750 million
•	CO2 treating capacity increased by 60 MMcf per day from second quarter 2009 to 375 MMcf per day currently, with an additional 400 MMcf per day available mid-2010 upon start up of Century Plant Phase 1
•	Rig count increased to 9 rigs currently from low of 4 rigs during third quarter 2009

Adjusted net income available to common stockholders, adjusted EBITDA, and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 8.

Tom L. Ward, Chief Executive Officer of SandRidge, commented, “SandRidge’s catalyst for growth is CO2 treating capacity to develop the Warwick Thrust reservoir. We grew production 58% in 2008 due to increased access to CO2 treating capacity. Since filling the CO2 plants to capacity of 315 MMcf per day in the second quarter of this year, we have been able to keep the plants full by running four to five rigs due to the prolific nature of the Warwick Thrust. As a result of work performed over the summer at our Grey Ranch Plant, we have increased our CO2 treating capacity to 375 MMcf per day currently. The Century Plant will give us the ability to grow as we did in 2008 on a much larger scale and at lower cost. With the recent capacity increase at our legacy plants, we began to increase our rig count in the fourth quarter of 2009 and will continue into 2010 as we prepare for the Century Plant. We currently have 9 rigs active and expect to be running approximately 26 rigs by mid-year 2010. The majority of these rigs will be used to develop the Warwick Thrust in the Piñon Field. We are also initiating our exploration program in the West Texas Overthrust outside of Piñon. We have identified 20 structures and plan to test six of them in 2010. Based upon our seismic interpretation, these structures are similar in size and characteristics to Piñon. Our 2010 capital expenditure plan of approximately $750 million is expected to result in 2010 production of approximately 120 Bcfe, roughly 15% growth from 2009 assuming no additional production from our exploration program.

“So far in 2009 our notable accomplishments include enhancing our balance sheet strength through a series of transactions including issuances of convertible preferred stock, common stock, and high yield notes and monetizing non-strategic assets. This, combined with a disciplined reduced capital expenditure program for 2009, has resulted in zero borrowings from our $985 million revolver at the end of the third quarter. Our hedges have provided a net realized price of $7.51 per Mcfe for the first nine months of 2009. We expect that our full-year 2009 production will grow 4% over fiscal 2008, even though we have deferred 5 Bcf through shut-ins and reduced drilling.”

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Production:
Natural gas (MMcf)	20,897	22,209	67,583	63,097
Crude oil (MBbl)(1)	723	521	2,163	1,751
Natural gas equivalent (MMcfe)	25,235	25,335	80,561	73,603
Daily production (MMcfed)	274	275	295	269

Average price per unit:
Realized natural gas price per Mcf - as reported	$2.82	$9.04	$3.23	$9.09
Realized impact of derivatives per Mcf	3.85	(0.95)	3.95	(0.99)

Net realized price per Mcf	$6.67	$8.09	$7.18	$8.10

Realized crude oil price per barrel - as reported(1)	$62.76	$112.24	$51.02	$104.73
Realized impact of derivatives per barrel(1)	3.71	(12.05)	4.38	(9.07)

Net realized price per barrel(1)	$66.47	$100.19	$55.40	$95.66

Realized price per Mcfe - as reported	$4.14	$10.23	$4.08	$10.28

Net realized price per Mcfe - including impact of derivatives per Mcfe	$7.43	$9.15	$7.51	$9.22

Average cost per Mcfe:
Lease operating	$1.64	$1.62	$1.59	$1.57
Production taxes	0.04	0.27	0.04	0.40
General and administrative:
General and administrative, excluding stock-based compensation	0.75	0.88	0.75	0.84
Stock-based compensation	0.24	0.28	0.21	0.19
Depletion	1.31	2.84	1.58	2.84

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.46	$1.42	$1.43	$1.37
Offshore operations	3.88	4.35	3.04	3.74
Tertiary recovery operations	4.05	11.67	8.57	11.28

Earnings per share:
(Loss) income per share (applicable) available to common stockholders
Basic	$(0.58)	$1.41	$(7.85)	$0.90
Diluted	(0.58)	1.40	(7.85)	0.89

Adjusted net income per share available to common stockholders	0.16	0.17	0.66	0.54

Weighted average number of common shares outstanding (thousands)
Basic	178,069	163,020	171,902	153,125
Diluted	178,069	164,554	171,902	154,489

(1)	Includes NGLs

Discussion of Financial Results

The company reported a net loss applicable to stockholders during the third quarter and first nine months of 2009 as a result of depressed natural gas and crude oil prices. Natural gas and crude oil revenue for the third quarter of 2009 decreased 59.7% compared to the same period in 2008. Natural gas and crude oil revenues for the first nine months of 2009 were 56.6% lower than the comparable period in 2008. Also contributing significantly to the loss applicable to stockholders during the first nine months of 2009 was a first quarter $1.3 billion non-cash full cost ceiling impairment.

Production, Pricing and Operating Costs

Natural gas and crude oil production for the third quarter and first nine months of 2009 was 25.2 Bcfe and 80.6 Bcfe, respectively, compared to 25.3 Bcfe and 73.6 Bcfe, respectively, for the comparable periods of 2008. Lower average commodity prices received during the 2009 periods resulted in natural gas and crude oil revenues of $104.3 million for the third quarter of 2009 compared to $259.1 million for the same period in 2008. Revenues for the first nine months of 2009 declined to $328.6 million from $756.8 million for the first nine months of 2008.

The average price received, excluding the impact of derivative contract settlements, for natural gas decreased 68.8% to $2.82 per Mcf for the third quarter of 2009 compared to $9.04 per Mcf for the third quarter of 2008 and 64.5% to $3.23 per Mcf for the first nine months of 2009 compared to $9.09 for the same period in 2008. Additionally, average prices received, excluding the impact of derivative contract settlements, for crude oil production in the third quarter of 2009 decreased 44.1% to $62.76 per barrel compared to $112.24 in the third quarter of 2008, and decreased 51.3% to $51.02 per barrel for the first nine months of 2009 compared to $104.73 for the first nine months of 2008.

Total production expense increased slightly to $41.4 million for the third quarter of 2009 from $41.1 million for the third quarter of 2008 and to $128.4 million for the first nine months of 2009 from $115.5 million for the first nine months of 2008. The increase in expenses for the nine month period was due to an increase in the number of wells operated and volumes produced during the 2009 period compared to the 2008 period.

Gains (Losses) on Commodity Derivative Contracts

The company enters into natural gas and crude oil swaps and basis swaps for a portion of its production in order to stabilize future cash inflows for planning purposes. The company incurred a net $47.9 million loss ($130.9 million unrealized loss and $83.0 million realized gain) on commodity derivative contracts for the third quarter of 2009 compared to a $292.5 million gain ($319.8 million unrealized gain and $27.3 million realized loss) for the same period in 2008. For the first nine months of 2009, the company recorded a net gain of $139.7 million ($136.5 million unrealized loss and $276.2 million realized gain) on commodity derivative contracts. This compares to a $4.1 million net loss ($73.9 million unrealized gain and $78.0 million realized loss) for same period in 2008.

Drilling Activities

The company continued to operate a reduced number of rigs on its properties during the third quarter of 2009. At September 30, 2009, the company had 8 rigs operating compared to 17 at December 31, 2008 and a high of 47 rigs operating in the second quarter of 2008. The company averaged 6 rigs operating during the third quarter of 2009 and drilled 29 wells. The company drilled a total of 94 wells during the first nine months of 2009. A total of 25 gross (23 net) operated wells were completed and brought on production throughout the third quarter of 2009 bringing the total number of operated wells completed and brought on production during 2009 to 116 gross (107 net). Currently, SandRidge has 9 rigs operating, of which 5 are drilling in the Piñon Field area of the West Texas Overthrust (“WTO”).

CO2 Treating Capacity and Century Plant Update

The company has increased its CO2 treating capacity in the WTO by 60 MMcf per day to 375 MMcf per day currently from 315 MMcf per day at the end of the second quarter. Approximately 50 MMcf per day of the capacity increase resulted from equipment upgrades at the company-owned Grey Ranch Plant. The additional 10 MMcf per day of treating capacity resulted from upgrades at the Mitchell Plant.

Construction of the Century Plant, located in Pecos County, Texas, remains on schedule with anticipated start up of Phase 1 in July 2010. Century Plant Phase 1 will add approximately 400 MMcf per day of CO2 treating capacity, giving the company access to total CO2 treating capacity in the WTO of approximately 775 MMcf per day. Century Plant Phase 2 is expected to come on line in 2011, increasing access to total CO2 treating capacity to over 1 Bcf per day.

Exploration Update

Exploration efforts during the third quarter continued to focus on the integration of approximately 1,300 square miles of 3-D seismic data and evolving sub-surface geologic models. Six of 20 leads have been identified as drill-ready prospects for 2010 by the company’s exploration teams. The first two wells of the company’s exploratory program will begin drilling during the first quarter of 2010 and will test structural prospects on the east and west sides of SandRidge’s extensive acreage position (approximately 650,000 acres) in the WTO. The company plans to test the rest of the identified structures over the next two to three years.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three and nine-month periods ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Drilling and production
WTO	$33,213	$261,056	$196,456	$750,883
Non-WTO (excluding tertiary)	37,976	118,139	145,394	273,330
Tertiary	1,046	9,395	12,205	18,764

	72,235	388,590	354,055	1,042,977
Leasehold and seismic
WTO	1,557	116,350	9,689	232,940
Non-WTO (excluding tertiary)	3,928	62,228	9,934	104,472
Tertiary	-	3	-	87

	5,485	178,581	19,623	337,499

Pipe inventory	9,554	32,920	96,265	32,920

Total exploration and development	87,274	600,091	469,943	1,413,396

Drilling and oil field services	569	15,049	2,770	50,840
Midstream	2,500	40,696	43,788	110,125
Other - general	7,374	19,218	25,700	34,994

Total capital expenditures	$97,717	$675,054	$542,201	$1,609,355

The company’s capital expenditures in the third quarter of 2009 totaled $97.7 million and were 85.5% lower than capital expenditures incurred for the same period in 2008 due to the company’s decreased drilling activities. Capital expenditures for the first nine months of 2009 were 66.3% lower than the comparable period in 2008.

Derivative Contracts

The table below sets forth the company’s natural gas price and basis swaps and crude oil swaps through 2013 as of November 3, 2009. Current natural gas and crude oil derivative contracts excluding basis swaps account for 77% of anticipated production for 2009 at $8.59 per Mcfe, and 67% of anticipated production for 2010 at $7.70 per Mcfe. Since August 4, 2009, the company has entered only into additional natural gas basis swaps for 2013, which are included below. The company currently does not have natural gas or crude oil swaps for 2011, 2012 or 2013.

	Year Ending
	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013
Natural Gas Swaps:
Volume (Bcf)	79.35	80.29	0.00	0.00	0.00
Swap	$8.42	$7.70	NM	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	69.35	82.13	104.03	113.46	3.65
Swap	$0.74	$0.74	$0.47	$0.55	$0.48

Crude Oil Swaps:
Volume (MMBbls)	0.18	0.00	0.00	0.00	0.00
Swap	$126.55	NM	NM	NM	NM

Balance Sheet

The company’s capital structure at September 30, 2009 and December 31, 2008 is presented below:

	September 30, 2009	December 31, 2008
	(in thousands)
Cash and cash equivalents	$14,642	$636

Current maturities of long-term debt	13,925	16,532
Long-term debt (net of current maturities):
Senior credit facility	-	573,457
Notes payable - Drilling rig fleet and oil field services equipment	8,403	17,375
Mortgage	17,256	17,952
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
9.875% Senior Notes due 2016, net	350,627	-
8.0% Senior Notes due 2018	750,000	750,000

Total debt	2,140,211	2,375,316

Stockholders’ equity:
Preferred stock	3	-
Common stock	178	163
Additional paid-in capital	2,537,690	2,170,986
Treasury stock, at cost	(20,427)	(19,332)
Accumulated deficit	(2,708,459)	(1,358,296)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(191,015)	793,521

Noncontrolling interest	30	30

Total capitalization	$1,949,226	$3,168,867

The company’s total debt (short-term and long-term) decreased $235.1 million during the first nine months of 2009 through net repayments of amounts outstanding under its senior credit facility with proceeds from the issuance of preferred and common equity and asset sale transactions. Additionally, during the first nine months of 2009, the company made principal payments on its rig loans and real estate loan related to the purchase of the company’s headquarters building totaling $11.6 million and $0.7 million, respectively. At September 30, 2009, the company had classified $13.9 million of its long-term debt as current. This total included $13.0 million related to its rig loan and $0.9 million related to the real estate loan. Total debt as of September 30, 2009 was $2.140 billion compared to $2.375 billion at year-end 2008. The company was in compliance with all of the financial and other covenants contained in its debt agreements at September 30, 2009. During October 2009, the company’s $985.4 million borrowing base and $1.75 billion commitment were reaffirmed by the group of lenders under its senior credit facility.

During 2009, the company has raised a total of approximately $947.7 million through the private placement of 8.5% convertible perpetual preferred stock and 9.875% Senior Notes due 2016, the registered underwritten offering of common stock and the sale of its Piñon Field gathering and compression assets and deep drilling rights in East Texas. The company used proceeds from these transactions and cash flow from operations to reduce amounts outstanding under its senior credit facility to $0 at September 30, 2009.

Operational Guidance

	Year Ending December 31, 2009		Year Ending December 31, 2010

	Previous Projection as of August 6, 2009	Updated Projection as of November 5, 2009	Initial Projection as of November 5, 2009
Production
Natural Gas (Bcf)	92 - 102	87	96
Crude Oil (MMBbls)	3 - 3	3	4

Total (Bcfe)	110 - 120	105	120

Differentials
Natural Gas	$0.79	$0.79	$0.90 - $0.95
Crude Oil	7.00	7.00	7.00

Costs per Mcfe
Lifting	$1.57 - $1.73	$1.57 - $1.73	$1.58 - $1.74
Production Taxes	0.12 - 0.14	0.12 - 0.14	0.20 - 0.25
DD&A - oil & gas	1.50 - 1.57	1.50 - 1.57	1.29 - 1.42
DD&A - other	0.42 - 0.46	0.42 - 0.46	0.40 - 0.44

Total DD&A	$1.92 - $2.03	$1.92 - $2.03	$1.69 - $1.86
G&A - cash	0.67 - 0.78	0.67 - 0.78	0.67 - 0.78
G&A - stock	0.20 - 0.25	0.20 - 0.25	0.26 - 0.29

Total G&A	$0.87 - $1.03	$0.87 - $1.03	$0.93 - $1.07
Interest Expense	$1.56 - $1.72	$1.60 - $1.75	$1.55 - $1.71

Corporate Tax Rate	0%	0%	0%
Deferral Rate	0%	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	183.6	194.3	198.0
Preferred Stock (converted)	33.1	33.1	33.1

Fully Diluted	216.7	227.4	231.1

Capital Expenditures ($ in millions)
Exploration and Production	$335 - $460	$335 - $460	$615
Land and Seismic	15 - 30	15 - 30	30

Total Exploration and Production	$350 - $490	$350 - $490	$645
Oil Field Services	2 - 5	2 - 5	5
Midstream and Other	148 - 205	148 - 205	100

Total Capital Expenditures	$500 - $700	$500 - $700	$750

2009 Guidance Update: The company is updating the 2009 guidance provided on August 6, 2009 related to production, interest expense per unit and common stock outstanding. Interest expense per unit has increased as a result of reduced production estimates. Revised common stock outstanding reflects the anticipated issuance of common stock in conjunction with the company’s acquisition of Crusader Energy Group Inc. and its subsidiaries in the fourth quarter of 2009. The remainder of the previously provided guidance is unchanged.

2010 Initial Operational Guidance: In 2010, the company expects to incur approximately $750 million in capital expenditures and produce approximately 120 Bcfe. Approximately 82% of the capital expenditure budget is allocated to exploration and production. The company intends to increase the number of rigs operating on its properties to 26 rigs by mid-year 2010. The majority of these rigs will be drilling high-CO2 gas wells in the Warwick Thrust. Recent plant upgrades have resulted in a 60 MMcf per day increase in CO2 treating capacity. An additional 400 MMcf per day of CO2 treating capacity will become available in mid-2010 with the start up of Century Plant Phase 1.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA, and adjusted net income available to common stockholders are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, gains or losses on the sale of assets and other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts). This definition of adjusted EBITDA generally conforms to the EBITDA definition in the company’s credit agreement.

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments, unrealized (loss) gain on derivative contracts and gains or losses on the sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA, and adjusted net income available (loss applicable) to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net cash provided by operating activities	$131,238	$237,534	$273,220	$534,368

(Deduct) add:
Changes in operating assets and liabilities	(45,686)	(100,348)	31,597	(108,735)

Operating cash flow	$85,552	$137,186	$304,817	$425,633

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net (loss) income	$(101,316)	$230,346	$(1,347,347)	$153,378

Adjusted for:
Income tax (benefit) expense	(2,580)	130,693	(4,114)	89,308
Interest expense(1)	48,682	38,326	135,507	96,170
Depreciation, depletion and amortization - other	12,092	17,597	38,851	51,342
Depreciation, depletion and amortization - natural gas and crude oil	33,060	71,964	127,503	209,296

EBITDA	(10,062)	488,926	(1,049,600)	599,494

Asset impairment	-	-	1,304,418	-
Provision for doubtful accounts	-	1,623	62	1,623
(Income) loss from equity investments	(593)	60	(1,027)	(1,355)
Noncontrolling interest	4	2	11	853
Interest income	(89)	(923)	(287)	(3,068)
Stock-based compensation	6,158	7,023	16,526	14,283
Unrealized losses (gains) on derivative contracts	135,490	(317,092)	137,313	(81,603)
Loss (gain) on sale of assets	9	(1,420)	26,359	(9,131)

Adjusted EBITDA	$130,917	$178,199	$433,775	$521,096

(1)

Excludes unrealized loss (gain) on interest rate swap of $4.5 million and $2.7 million for the three-month periods ended September 30, 2009 and 2008, respectively, and $0.9 million and ($7.7) million for the nine-month periods ended September 30, 2009 and 2008, respectively.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net cash provided by operating activities	$131,238	$237,534	$273,220	$534,368

Changes in operating assets and liabilities	(45,686)	(100,348)	31,597	(108,735)
Interest expense(1)	48,682	38,326	135,507	96,170
Other non-cash items	(3,317)	2,687	(6,549)	(707)

Adjusted EBITDA	$130,917	$178,199	$433,775	$521,096

(1)

Excludes unrealized loss (gain) on interest rate swap of $4.5 million and $2.7 million for the three-month periods ended September 30, 2009 and 2008, respectively, and $0.9 million and ($7.7) million for the nine-month periods ended September 30, 2009 and 2008, respectively.

Reconciliation of Net (Loss) Income (Applicable) Available to Common Stockholders to Adjusted

Net Income Available to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(in thousands)
Net (loss) income (applicable) available to common stockholders	$(104,132)	$230,346	$(1,350,163)	$137,146

Asset impairment	-	-	1,304,418	-
Unrealized losses (gains) on derivative contracts	135,490	(317,092)	137,313	(81,603)
Loss (gain) on sale of assets	9	(1,420)	26,359	(9,131)
Effect of income taxes	(3,365)	115,299	(5,117)	35,714

Adjusted net income available to common stockholders	28,002	27,133	112,810	82,126
Preferred stock dividends	2,816	-	2,816	16,232

Total adjusted net income	$30,818	$27,133	$115,626	$98,358

Weighted average number of common shares outstanding (thousands):
Basic	178,069	163,020	171,902	153,125
Fully diluted(1)	214,324	164,554	207,687	163,275

Per share - basic	$0.16	$0.17	$0.66	$0.54

Per share - fully diluted	$0.14	$0.16	$0.56	$0.60

(1)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Conference Call Information

The company will host a conference call to discuss these results on Friday, November 6, 2009 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 866-318-8616 and from outside the U.S. is 617-399-5135. The passcode for the call is 43012211. An audio replay of the call will be available at 11:00 am CST on November 6, 2009 until 11:59 pm CST on December 6, 2009. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 96782011.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

2009 Annual Earnings Release and Conference Call

February 25, 2010 (Thursday) – Earnings press release and filing of 10-K after market close

February 26, 2010 (Friday) – Earnings conference call at 9:00 am EST

3rd Annual Investor/Analyst Meeting

March 2, 2010 (Tuesday) – New York, NY at the Grand Hyatt New York, 109 East 42nd Street at 8:00 am EST

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	November 17, 2009 - Bank of America-Merrill Lynch, 2009 Energy Conference
•	November 18, 2009 - UBS Investment Bank, 2009 Energy Mini-Conferences
•	December 2-3, 2009 - Bank of America-Merrill Lynch, 2009 Credit Conference
•	January 13, 2010 - Goldman Sachs, 2010 Global Energy Conference
•	February 1-5, 2010 - Credit Suisse, 2010 Energy Summit

Between 6:00 a.m. Central Time and 8:00 a.m. Central Time on the day of each presentation, the corresponding slides and webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Slides and, as applicable, webcasts will be archived and available for at least 30 days after each presentation. The specific date of each presentation will be posted on the same Investor Relations page as soon as it is known but no later than the day of the presentation. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate.

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)
Revenues:
Natural gas and crude oil	$104,348	$259,141	$328,628	$756,762
Drilling and services	5,878	12,054	17,449	36,345
Midstream and marketing	16,453	58,343	62,051	174,240
Other	8,176	4,485	19,839	13,812

Total revenues	134,855	334,023	427,967	981,159

Expenses:
Production	41,350	41,070	128,379	115,512
Production taxes	1,069	6,717	3,153	29,456
Drilling and services	9,676	8,191	21,697	20,426
Midstream and marketing	14,889	51,908	56,702	157,059
Depreciation, depletion and amortization - natural gas and crude oil	33,060	71,964	127,503	209,296
Depreciation, depletion and amortization - other	12,092	17,597	38,851	51,342
Impairment	-	-	1,304,418	-
General and administrative	25,006	29,235	77,123	76,432
Loss (gain) on derivative contracts	47,933	(292,526)	(139,722)	4,086
Loss (gain) on sale of assets	9	(1,420)	26,359	(9,131)

Total expenses	185,084	(67,264)	1,644,463	654,478

(Loss) income from operations	(50,229)	401,287	(1,216,496)	326,681

Other income (expense):
Interest income	89	923	287	3,068
Interest expense	(53,201)	(41,026)	(136,368)	(88,421)
Income (loss) from equity investments	593	(60)	1,027	1,355
Other (expense) income, net	(1,144)	(83)	100	856

Total other (expense) income	(53,663)	(40,246)	(134,954)	(83,142)

(Loss) income before income tax (benefit) expense	(103,892)	361,041	(1,351,450)	243,539
Income tax (benefit) expense	(2,580)	130,693	(4,114)	89,308

Net (loss) income	(101,312)	230,348	(1,347,336)	154,231
Less: net income attributable to noncontrolling interest	4	2	11	853

Net (loss) income (applicable) attributable to SandRidge Energy, Inc.	(101,316)	230,346	(1,347,347)	153,378
Preferred stock dividends and accretion	2,816	-	2,816	16,232

(Loss) income (applicable) available to SandRidge Energy, Inc. common stockholders	$(104,132)	$230,346	$(1,350,163)	$137,146

(Loss) income per share (applicable) available to SandRidge Energy, Inc. common stockholders:
Basic	$(0.58)	$1.41	$(7.85)	$0.90

Diluted	$(0.58)	$1.40	$(7.85)	$0.89

Weighted average number of SandRidge Energy, Inc. common shares outstanding:
Basic	178,069	163,020	171,902	153,125

Diluted	178,069	164,554	171,902	154,489

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,642	$636
Accounts receivable, net:
Trade	80,328	102,746
Related parties	257	6,327
Derivative contracts	129,453	201,111
Inventories	3,405	3,686
Other current assets	32,358	41,407

Total current assets	260,443	355,913

Natural gas and crude oil properties, using full cost method of accounting
Proved	5,064,490	4,676,072
Unproved	229,687	215,698
Less: accumulated depreciation, depletion and impairment	(3,792,437)	(2,369,840)

	1,501,740	2,521,930

Other property, plant and equipment, net	462,487	653,629
Derivative contracts	-	45,537
Investments	9,158	6,088
Restricted deposits	32,872	32,843
Other assets	44,268	39,118

Total assets	$2,310,968	$3,655,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$13,925	$16,532
Accounts payable and accrued expenses:
Trade	230,506	366,337
Related parties	155	230
Derivative contracts	7,223	5,106
Asset retirement obligation	2,077	275
Billings in excess of costs incurred	5,141	14,144

Total current liabilities	259,027	402,624

Long-term debt	2,126,286	2,358,784
Other long-term obligations	6,967	11,963
Derivative contracts	21,640	3,639
Asset retirement obligation	88,033	84,497

Total liabilities	2,501,953	2,861,507

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders' equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 issued and outstanding at September 30, 2009 and no shares issued and outstanding in 2008; aggregate liquidation preference of $265,000 at September 30, 2009	3	-
Common stock, $0.001 par value; 400,000 shares authorized; 184,986 issued and 183,524 outstanding at September 30, 2009 and 167,372 issued and 166,046 outstanding at December 31, 2008	178	163
Additional paid-in capital	2,537,690	2,170,986
Treasury stock, at cost	(20,427)	(19,332)
Accumulated deficit	(2,708,459)	(1,358,296)

Total SandRidge Energy, Inc. stockholders' (deficit) equity	(191,015)	793,521
Noncontrolling interest	30	30

Total (deficit) equity	(190,985)	793,551

Total liabilities and equity	$2,310,968	$3,655,058

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,347,336)	$154,231
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	62	1,623
Depreciation, depletion and amortization	166,354	260,638
Impairment	1,304,418	-
Debt costs amortization	6,037	4,026
Deferred income taxes	4	83,225
Unrealized loss (gain) on derivative contracts	137,313	(81,603)
Loss (gain) on sale of assets	26,359	(9,131)
Investment income—restricted deposits	(29)	(304)
Income from equity investments	(1,027)	(1,355)
Stock-based compensation	16,526	14,283
Stock-based compensation excess tax benefit	(3,864)	-
Changes in operating assets and liabilities	(31,597)	108,735

Net cash provided by operating activities	273,220	534,368

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment(1)	(628,153)	(1,609,355)
Proceeds from sale of assets	263,630	158,534
Loans to unconsolidated investees	-	(5,500)
Fundings of restricted deposits	-	(781)

Net cash used in investing activities	(364,523)	(1,457,102)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,638,365	1,768,722
Repayments of borrowings	(1,874,046)	(864,100)
Dividends paid - preferred	-	(17,552)
Noncontrolling interest distributions	(11)	(5,497)
Proceeds from issuance of 8.5% convertible perpetual preferred stock	243,289	-
Proceeds from issuance of common stock	107,603	-
Purchase of treasury stock	(1,095)	(3,536)
Debt issuance costs	(8,796)	(17,540)

Net cash provided by financing activities	105,309	860,497

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,006	(62,237)
CASH AND CASH EQUIVALENTS, beginning of period	636	63,135

CASH AND CASH EQUIVALENTS, end of period	$14,642	$898

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures(1)	$(85,952)	$-
8.5% Convertible perpetual preferred stock dividends payable	2,816	-
Accretion on redeemable convertible preferred stock	-	7,636

(1)	Capital expenditures on an accrual basis were $542,201 for the nine months ended September 30, 2009.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and crude oil production, pricing differentials, operating costs and capital spending, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, the duration and gravity of the recession, construction risks related to the Century Plant, including the reliance we place on third parties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of the Annual Report on Form 10-K we filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2009 and in Part II, Item 1A – “Risk Factors” of the Quarterly Report on Form 10-Q we filed with the SEC on November 5, 2009. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.